Exhibit 99.1

News Release

August 10, 2015

Erin Energy Announces Second Quarter 2015 Results

Provides Operational Update on its West and East Africa Operations

HOUSTON, August 10, 2015 - Erin Energy Corporation (Erin Energy or the Company) (NYSE MKT: ERN) announced today financial and operational results for the quarter ended June 30, 2015. The Company has filed its Form 10-Q for the second quarter 2015 with the Securities and Exchange Commission.

Second Quarter 2015 Highlights:

●	Tied in the Oyo-7 and Oyo-8 wells;

●	Gross production of more than 450,000 barrels of oil;

●	Significant progress made on the technical evaluation of ESWT block in Ghana;

●	Extended exploration period on The Gambia blocks A2 and A5 through 2018; and

●	Application made to move to next phase of exploration of onshore Kenya blocks L1B and L16.

“Erin Energy continued to build momentum during the second quarter,” said Kase Lawal, Chairman and Chief Executive Officer. “Bringing the Oyo-7 and Oyo-8 wells on production were significant milestones in your company’s history. During the quarter, we delivered production in excess of 450,000 barrels of oil once the Oyo field was brought online. Growth is at the center of Erin Energy and this achievement is just the beginning for us.”

Operations Summary

During the quarter, the Company commenced production of Oyo-7 and Oyo-8 wells offshore Nigeria. As of August 1, 2015, the combined production rate of Oyo-7 and Oyo-8 wells was approximately 13,100 barrels of oil per day (BOPD) (~11,500 BOPD net to the Company). The Company continues to operate the wells by employing good reservoir management techniques and the wells have outperformed Erin Energy’s pre-drill projections for the period.

The Company was granted an extension to the initial exploration period for the A2 and A5 blocks in The Gambia during the quarter, and subsequently commenced a 1,500 square kilometre 3D seismic data acquisition over the blocks, which is expected to be completed in September 2015 and is a key step in high-grading the asset.

In June, based on the 2D seismic interpretation and in accordance with the provisions of the PSC, Erin Energy met with the Kenyan government and submitted the required applications to enter the First Additional Exploration Period (FAEP) of both onshore blocks L1B and L16. The Company expects the FAEP on both blocks will be granted during the third quarter 2015.

Additionally, Erin Energy has applied for a two-year extension of the Initial Exploration Period for the offshore Kenya blocks L27 and L28 in order to seek a farm-in partner and to acquire 3D seismic data.

In Ghana, significant progress was made on the technical evaluation of the three previously discovered oil fields on the Expanded Shallow Water Tano block. The Company has now commenced the economic evaluation of the resource volumes in place and expects to complete the economic modelling and engage with the joint venture partners by September 2015. Additionally, Erin Energy’s technical team continues the maturation process on several identified prospects on the block.

Financial Summary

For the quarter, Erin Energy reported a net loss of $9.2 million, or $0.04 per basic and diluted share. Following the tie-in of the Oyo-8 and Oyo-7 wells during the second quarter, oil production averaged 7,642 BOPD (6,725 BOPD net to the Company). Second quarter revenues were nil as liftings of Oyo crude did not commence until the beginning of the third quarter 2015. Subsequent to second quarter ending, The Company generated revenue of $15.3 million from crude lifting in July and received an additional $26.5 million as advance payment for a scheduled August lifting of Oyo crude.

Production expense for the second quarter of 2015 was a net credit of $5.6 million due to an agreed price reduction in the operating day rate with the operator of the FPSO for the period from July 2014 to April 2015. This resulted in a $26 million production cost reduction recorded in June 2015. Production expense for the same period 2014 was $15.5 million.

The Company incurred exploration expenses totaling $1.5 million during the second quarter of 2015, compared to $0.4 million in the same period 2014. Total capital expenditures in the second quarter were approximately $68.1 million.

Conference Call and Webcast

The Company will host a conference call on Tuesday, August 11, 2015 at 10 a.m. CT (11 a.m. ET) to discuss second quarter results and current operations. The dial-in number is 1 877-270-2148 in the United States or +1 412-902-6510 internationally. A live audio webcast of the call can be accessed on the Investors page of Erin Energy’s website at erinenergy.eventsandpresentations.com. A replay of the webcast will be available on Erin Energy’s website for approximately one year following the event.

Erin Energy Corporation is an independent oil and gas exploration and production company focused on energy resources in sub-Saharan Africa. Its asset portfolio consists of 9 licenses across 4 countries covering an area of 43,000 square kilometres (10 million acres), including current production and other exploration projects offshore Nigeria, as well as exploration licenses offshore Ghana, Kenya and The Gambia, and onshore Kenya. Erin Energy is headquartered in Houston, Texas, and is listed on the New York and Johannesburg Stock Exchanges under the ticker symbol ERN. More information about Erin Energy can be found at www.erinenergy.com.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, concerning activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Although the Company believes the expectations reflected in these forward-looking statements are reasonable, they involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect.

The Company’s actual results could differ materially from those anticipated or implied in these forward-looking statements due to a variety of factors, including the Company’s ability to successfully finance, drill, produce and/or develop the wells and prospects identified in this release, and risks and other risk factors discussed in the Company’s periodic reports filed with the Securities and Exchange Commission. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. You should not place undue reliance on forward-looking statements, which speak only as of their respective dates. The Company undertakes no duty to update these forward-looking statements.

Source:  Erin Energy Corporation

Contact:

Lionel McBee, +1 713 797 2960

Director, Investor Relations and Corporate Communications

lionel.mcbee@erinenergy.com

ERIN ENERGY CORPORATION

(formerly CAMAC ENERGY INC.)

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues:
Crude oil sales, net of royalties	$—	$14,940	$—	$34,834
Operating costs and expenses:
Production costs	(5,616)	15,459	15,712	38,356
Workover expenses	618	—	618	—
Exploratory expenses	1,502	427	8,017	2,703
Depreciation, depletion and amortization	422	5,985	1,119	10,956
Loss on settlement of asset retirement obligations	3,454	—	3,454	—
General and administrative expenses	5,441	4,340	8,932	8,773
Total operating costs and expenses	5,821	26,211	37,852	60,788
Operating loss	(5,821)	(11,271)	(37,852)	(25,954)
Other income (expense):
Currency transaction gain	555	32	1,991	32
Interest expense	(4,224)	(681)	(6,835)	(866)
Other, net	—	(10)	—	—
Total other income (expense)	(3,669)	(659)	(4,844)	(834)
Loss before income taxes	(9,490)	(11,930)	(42,696)	(26,788)
Income tax expense	—	—	—	—
Net loss before non-controlling interest	(9,490)	(11,930)	(42,696)	(26,788)
Net loss attributable to non-controlling interest	328	—	475	—
Net loss attributable to Erin Energy Corporation	$(9,162)	$(11,930)	$(42,221)	$(26,788)
Net loss per common share:
Basic	$(0.04)	$(0.06)	$(0.20)	$(0.17)
Diluted	$(0.04)	$(0.06)	$(0.20)	$(0.17)
Weighted average common shares outstanding:
Basic	211,108	198,035	210,791	155,428
Diluted	211,108	198,035	210,791	155,428

ERIN ENERGY CORPORATION

(formerly CAMAC ENERGY INC.)

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except for share and per share amounts)

	June 30, 2015	December 31, 2014
ASSETS
Current Assets:
Cash and cash equivalents	$1,041	$25,143
Restricted cash	7,072	1,496
Accounts receivable - partners	76	496
Accounts receivable - related party	624	624
Accounts receivable - other	105	54
Crude oil inventory	25,223	1,089
Prepaids and other current assets	3,523	2,929
Total current assets	37,664	31,831
Property, plant and equipment:
Oil and gas properties (successful efforts method of accounting), net	705,838	595,269
Other property, plant and equipment, net	1,232	1,060
Total property, plant and equipment, net	707,070	596,329
Other non-current assets:
Restricted cash	—	8,909
Debt issuance costs	1,207	1,307
Other non-current assets	67	67
Other assets, net	1,274	10,283
Total assets	$746,008	$638,443
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$180,696	$108,047
Accounts payable and accrued liabilities - related party	26,523	9,391
Accounts payable - partners	101	—
Asset retirement obligations	—	12,703
Current portion of long-term debt	18,445	6,200
Total current liabilities	225,765	136,341
Long-term notes payable - related party	115,164	61,185
Term loan facility	79,928	93,000
Asset retirement obligations	23,838	13,830
Other long-term liabilities	—	82
Total liabilities	444,695	304,438
Commitments and contingencies
Equity:
Preferred stock $0.001 par value - 50,000,000 shares authorized; none issued and outstanding at June 30, 2015 and December 31, 2014	—	—
Common stock $0.001 par value - 416,666,667 shares authorized; 211,501,647 and 210,307,502 shares outstanding as of June 30, 2015 and December 31, 2014	212	210
Additional paid-in capital	787,722	778,095
Accumulated deficit	(487,175)	(444,954)
Total equity - Erin Energy Corporation	300,759	333,351
Non-controlling interests	554	654
Total equity	301,313	334,005
Total liabilities and equity	$746,008	$638,443

ERIN ENERGY CORPORATION

(formerly CAMAC ENERGY INC.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Six Months Ended June 30,
	2015	2014
Cash flows from operating activities
Net loss, including non-controlling interest	$(42,696)	$(26,788)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation, depletion and amortization	243	10,066
Accretion of asset retirement obligations	876	890
Amortization of debt discount and debt issuance costs	1,119	—
Loss on settlement of asset retirement obligations	3,454	—
Foreign currency transaction gain	(1,991)	—
Share-based compensation	3,434	1,394
Payments to settle asset retirement obligations	(16,441)	—
Change in operating assets and liabilities:
Decrease (increase) in accounts receivable	470	(13,161)
Decrease (increase) in inventories	(9,861)	4,144
Increase in prepaids and other current assets	(1,234)	(10,579)
Increase in accounts payable and accrued liabilities	34,653	8,648
Net cash used in operating activities	(27,974)	(25,386)
Cash flows from investing activities
Capital expenditures	(56,741)	(22,179)
Allied transaction	—	(170,000)
Net cash used in investing activities	(56,741)	(192,179)
Cash Flows from Financing Activities
Proceeds from the issuance of common stock	—	270,000
Proceeds from exercise of stock options and warrants	1,855	415
Proceeds from notes payable - related party, net	57,815	650
Allied transaction adjustments	—	(13,921)
Funding from non-controlling interest	375	—
Net cash provided by financing activities	60,045	257,144
Effect of exchange rate changes on cash and cash equivalents	568	—
Net increase (decrease) in cash and cash equivalents	(24,102)	39,579
Cash and cash equivalents at beginning of period	25,143	163
Cash and cash equivalents at end of period	$1,041	$39,742
Supplemental cash flow information
Cash paid for:
Interest, net	$4,927	$8
Non-cash investing and financing activities:
Issuance of common shares for settlement of liabilities	$125	$—
Discount on notes payable pursuant to issuance of warrants	$4,484	$—
Related party accounts payable, net, settled with related party accounts receivable	$—	$14,129
Reduction in accounts payable from settlement of Northern Offshore contingency	$24,307	$—